The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated October 23, 2026

JPMorgan Chase Financial Company LLC	October 2026

Pricing Supplement

Registration Statement Nos. 333-293684 and 333-293684-01

Dated October   , 2026

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in International Equities

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Trigger Jump Securities do not pay interest and do not guarantee the return of any of the principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the underlying stock, as determined on the valuation date. If the final stock price is greater than or equal to the initial stock price, you will receive for each security that you hold at maturity a fixed cash payment equal to an upside payment in addition to the stated principal amount. If the final stock price is less than the initial stock price by no more than 40%, you will receive the principal amount of your securities at maturity. However, if the final stock price is less than the initial stock price by more than 40%, the payment due at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final stock price from the initial stock price. This amount will be less than $600.00 and could be zero. Accordingly, investors may lose their entire initial investment in the securities. Investors will not participate in any appreciation of the underlying stock above 59.20%. The Trigger Jump Securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment feature that applies to a limited range of the performance of the underlying stock. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

SUMMARY TERMS
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying stock:	Class A subordinate voting shares of Shopify Inc. (Bloomberg ticker: SHOP UW Equity)
Aggregate principal amount:	$
Payment at maturity:	▪ If the final stock price is greater than or equal to the initial stock price, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000 + upside payment

▪      If the final stock price is less than the initial stock price but is greater than or equal to the trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:

$1,000

▪ If the final stock price is less than the trigger level, you will receive at maturity a cash payment per $1,000 stated principal amount security equal to:
$1,000 × stock performance factor This amount will be less than the stated principal amount of $1,000 and will represent a loss of more than 40%, and possibly all, of your principal amount.
Upside payment:	At least $592.00 per $1,000 stated principal amount security (at least 59.20% of the stated principal amount). The actual upside payment will be provided in the pricing supplement and will not be less than $592.00 per $1,000 stated principal amount security.
Trigger level:	, which is 60% of the initial stock price
Stock performance factor:	final stock price / initial stock price
Initial stock price:	The closing price of one share of the underlying stock on the pricing date
Final stock price:	The closing price of one share of the underlying stock on the valuation date
Stock adjustment factor:	The stock adjustment factor is referenced in determining the closing price of one share of the underlying stock and is set initially at 1.0 on the pricing date. The stock adjustment factor is subject to adjustment in the event of certain corporate events affecting the underlying stock.
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	October , 2026 (expected to price on or about October 26, 2026)
Original issue date (settlement date):	October , 2026 (3 business days after the pricing date)
Valuation date*:	April 26, 2028
Maturity date*:	May 1, 2028
CUSIP / ISIN:	46661QRV9 / US46661QRV94
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$10.00(2)	$985.00
		$5.00(3)
Total	$	$	$
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $10.00 per $1,000 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of an acceleration event as described under “General Terms of Notes — Consequences of an Acceleration Event” in the accompanying product supplement and “Risk Factors — Risks Relating to the Securities Generally — We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if an acceleration event occurs” in this pricing supplement.

If the securities priced today, and assuming an upside payment equal to the minimum listed above, the estimated value of the securities would be approximately $973.70 per $1,000 stated principal amount security. The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $950.00 per $1,000 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Risk Factors” beginning on page 6 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 3-I dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf

Prospectus supplement and prospectus, each dated April 17, 2026: http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

Investment Summary

The Trigger Jump Securities

The Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying stock that provides a fixed, positive return of at least 59.20% (as reflected in the upside payment of at least $592.00 per $1,000 stated principal amount security) if the final stock price is greater than or equal to the initial stock price. The actual upside payment will be provided in the pricing supplement and will not be less than $592.00 per $1,000 stated principal amount security.
▪	To enhance returns and potentially outperform the underlying stock in a moderately bullish scenario.
▪	To obtain limited market downside protection against the loss of principal in the event of a decline of the closing price of the underlying stock as of the valuation date, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., but only if the final stock price is greater than or equal to the trigger level.

If the final stock price is less than the trigger level, the securities are exposed on a 1-to-1 basis to any percentage decline of the final stock price from the initial stock price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 18 months
Upside payment:	At least $592.00 per $1,000 stated principal amount security (at least 59.20% of the stated principal amount) (to be provided in the pricing supplement)
Trigger level:	60% of the initial stock price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.
Interest:	None

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the underlying stock is a “Reference Stock.”

October 2026	Page 2

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

Key Investment Rationale

This investment offers a fixed, positive return at maturity if the final stock price is greater than or equal to the initial stock price and provides limited market downside protection against a decline in the underlying stock of up to 40%, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. However, if the final stock price is less than 60% of the initial stock price, which we refer to as the trigger level, the payment at maturity will be less than $600.00 and could be zero.

Upside Scenario	If the final stock price is greater than or equal to the initial stock price, the payment at maturity for each security will be equal to $1,000 plus the upside payment of at least $592.00 per $1,000 stated principal amount security. Investors will not participate in any appreciation of the underlying stock above 59.20%. The actual upside payment will be provided in the pricing supplement and will not be less than $592.00 per $1,000 stated principal amount security.
Par Scenario	If the final stock price is less than the initial stock price but is greater than or equal to the trigger level, which means that the underlying stock has depreciated by no more than 40% from the initial stock price, the payment at maturity will be $1,000 per $1,000 stated principal amount security.
Downside Scenario	If the final stock price is less than the trigger level, which means that the underlying stock has depreciated by more than 40% from the initial stock price, you will lose 1% for every 1% decline of the closing price of the underlying stock from the initial stock price to the final stock price (e.g., a 50% depreciation of the underlying stock will result in the payment at maturity that is less than the stated principal amount by 50%, or $500 per $1,000 stated principal amount security).

October 2026	Page 3

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

How the Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per $1,000 stated principal amount security
Hypothetical upside payment:	$592.00 (59.20% of the stated principal amount) per $1,000 stated principal amount security (which represents the lowest hypothetical upside payment)*
Trigger level:	60% of the initial stock price (-40% change in the final stock price compared with the initial stock price)

* The actual upside payment will be provided in the pricing supplement and will not be less than $592.00 per $1,000 stated principal amount security.

Trigger Jump Securities Payoff Diagram

How it works

▪	Upside Scenario: If the final stock price is greater than or equal to the initial stock price, the payment at maturity in all cases is equal to the $1,000 stated principal amount plus the upside payment. Under the hypothetical terms of the securities, in the payoff diagram, an investor will receive the hypothetical payment at maturity of $1,592.00 per security if the final stock price is greater than or equal to the initial stock price.
▪	Par Scenario: If the final stock price is less than the initial stock price, but is greater than or equal to the trigger level, the investor would receive the $1,000 stated principal amount per security.
o	For example, if the underlying stock depreciates 5%, investors will receive the $1,000 stated principal amount.
▪	Downside Scenario: If the final stock price is less than the trigger level, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final stock price from the initial stock price.
o	For example, if the final stock price declines by 50% from the initial stock price, investors will lose 50% of their principal and the payment at maturity will be $500 per $1,000 stated principal amount security (50% of the stated principal amount).

October 2026	Page 4

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

October 2026	Page 5

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to the Securities Generally

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the final stock price is less than the trigger level, you will receive for each security that you hold a payment at maturity that is less than the $1,000 stated principal amount of each security by an amount proportionate to the decline in the closing price of the underlying stock on the valuation date from the initial stock price. There is no minimum payment at maturity on the securities and, accordingly, you could lose your entire principal amount.
▪	Appreciation potential is fixed and limited. When the final stock price is greater than or equal to the initial stock price, the appreciation potential of the securities is limited to the fixed upside payment of at least $592.00 per security (at least 59.20% of the stated principal amount), even if the final stock price is significantly greater than the initial stock price. The actual upside payment will be provided in the pricing supplement. See “How the Trigger Jump Securities Work” on page 4 above.
▪	Your ability to receive the upside payment may terminate on the valuation date. If the final stock price is less than the initial stock price, you will not be entitled to receive the upside payment at maturity. Under these circumstances, you may lose some or all of your principal amount at maturity.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent activities and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the securities. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
▪	The benefit provided by the trigger level may terminate on the valuation date. If the final stock price is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the underlying stock.
▪	We may accelerate your securities in our sole discretion and the calculation agent may adjust their final payment in good faith and in a commercially reasonable manner if an acceleration event occurs. Upon the announcement or occurrence of an acceleration event, we may, in our sole and absolute discretion, accelerate the payment on your securities and pay you an amount determined by the calculation agent in good faith and in a commercially reasonable manner by reference to the values of any fixed-income debt component and any derivatives underlying the economic terms of the securities as of the date of the notice of acceleration. An acceleration event means an underlying stock is no longer listed or admitted to trading on its relevant exchange and the calculation agent determines, in its sole discretion,

October 2026	Page 6

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

that no Replacement Reference Stock (as defined in the accompanying product supplement) is available. If the payment on your securities is accelerated, your investment may result in a loss, and you may not be able to reinvest your money in a comparable investment. Please see “The Underlyings — Reference Stocks — Delisting of a Reference Stock or Nationalization of a Reference Stock Issuer” in the accompanying product supplement for more information.

▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The final terms and estimated valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of the estimated value of the securities and the upside payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for the estimated value of the securities and the upside payment.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities ― Additional Provisions ― Tax considerations” in this document and in “United States Federal Taxation” in the accompanying prospectus supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial stock price, the trigger level and the final stock price and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, and any anti-dilution adjustments, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors —

October 2026	Page 7

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying stock and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial stock price and the trigger level and, therefore, could potentially increase the price that the final stock price must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final stock price and, accordingly, the payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities will exceed the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, the estimated cost of hedging our obligations under the securities and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

October 2026	Page 8

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.  See “— Risks Relating to the Securities Generally — Secondary trading may be limited” above.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing price of one share of the underlying stock, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility in the prices of the underlying stock;
o	the time to maturity of the securities;
o	the dividend rate on the underlying stock;
o	interest and yield rates in the market generally;
o	the occurrence of certain events affecting the issuer of the underlying stock that may or may not require an adjustment to the stock adjustment factor, including a merger or acquisition; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

Risks Relating to the Underlying Stock

▪	There are risks associated with investments in securities linked to the value of equity securities issued by a non-U.S. company. The underlying stock is issued by a non-U.S. company. Investments in securities linked to the value of any equity securities issued by a non-U.S. company involve risks associated with the home country of that company. The prices of securities issued by non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economy of that country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. That country may be subjected to different and, in some cases, more adverse economic environments.
▪	The securities are subject to currency exchange rate risk. Because the underlying stock is quoted and traded in U.S. dollars on The Nasdaq Stock Market and quoted and traded in Canadian dollars on the Toronto Stock Exchange, fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will likely affect the relative value of the underlying stock in the two currencies and, as a result, will likely affect the market price of the underlying stock trading on The Nasdaq Stock Market. These trading

October 2026	Page 9

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

differences and currency exchange rates may affect the market value of the securities and whether the underlying stock will fall below the trigger level.  The Canadian dollar has been subject to fluctuations against the U.S. dollar in the past and may be subject to significant fluctuations in the future.  Previous fluctuations or periods of relative stability in the exchange rate between the Canadian dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in that rate that may occur over the term of the securities.  The exchange rate between the Canadian dollar and the U.S. dollar is the result of the supply of, and the demand for, those currencies.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Canada and the United States, including economic and political developments in other countries.  Of particular importance are rates of inflation, interest rate levels, the balance of payments, any political, civil or military unrest and the extent of governmental surpluses or deficits in Canada and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Canada and the United States and other jurisdictions important to international trade and finance.

▪	Investing in the securities is not equivalent to investing in the underlying stock. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.
▪	No affiliation with Shopify Inc. Shopify Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Shopify Inc. in connection with this offering.
▪	We may engage in business with or involving Shopify Inc. without regard to your interests. We or our affiliates may presently or from time to time engage in business with Shopify Inc. without regard to your interests and thus may acquire non-public information about Shopify Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Shopify Inc., which may or may not recommend that investors buy or hold the underlying stock.
▪	Governmental legislative and regulatory actions, including sanctions, could adversely affect your investment in the securities. Governmental legislative and regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the underlying stock, or engaging in transactions in them, and any such action could adversely affect the value of the securities or the underlying stock. These legislative and regulatory actions could result in restrictions on the securities or the delisting of the underlying stock. You may lose a significant portion or all of your initial investment in the securities, including if the underlying stock is delisted or if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.
▪	The anti-dilution protection for the underlying stock is limited and may be discretionary. The calculation agent will make adjustments to the stock adjustment factor and other adjustments for certain corporate events affecting the underlying stock, such as mergers and spin-offs. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.

October 2026	Page 10

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

Shopify Inc. Overview

Shopify Inc., a Canadian company, is a global commerce company that offers merchants software to run their business across different sales channels, including web and mobile storefronts, physical retail locations, social media storefronts and marketplaces and enables merchants to manage products and inventory, process orders and payments, fulfill and ship orders, build customer relationships, source products, leverage analytics and reporting and access financing, all from one integrated back office. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is listed on The Nasdaq Stock Market. Information provided to or filed with the SEC by Shopify Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-37400 through the SEC’s website at www.sec.gov.

The closing price of one share of the underlying stock on October 22, 2026 was $168.81. The following graph shows the closing prices of the underlying stock for each day from January 4, 2021 through October 22, 2026. We obtained the closing price information above and in the graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of one share of the underlying stock has experienced significant fluctuations. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the valuation date.

The Class A Subordinate Voting Shares of Shopify Inc. – Daily Closing Prices* January 4, 2021 through October 22, 2026

200
180
160
140
120
100
80
60
40
20
0
Price ($)
Jan-21
Jul-21
Jan-22
Jul-22
Jan-23
Jul-23
Jan-24
Jul-24
Jan-25
Jul-25
Jan-26
Jul-26
Source: Bloomberg

*The dotted line in the graph indicates the hypothetical trigger level, equal to 60% of the closing price of the underlying stock on October 22, 2026. The actual trigger level will be based on the closing price of the underlying stock on the pricing date.

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of Shopify Inc. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described in the first paragraph under this “Shopify Inc. Overview” section, without independent verification. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Shopify Inc. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Shopify Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “Shopify Inc. Overview” section) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time the securities are priced) have been publicly

October 2026	Page 11

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Shopify Inc. could affect the value received at maturity, if any, with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying stock.

October 2026	Page 12

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000/1 security
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, the estimated cost of hedging our obligations under the securities and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the securities may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two

October 2026	Page 13

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

years and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat your securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “United States Federal Taxation — Tax Consequences to U.S. Holders — Program Securities Treated as Prepaid Financial Contracts That are Open Transactions” in the accompanying prospectus supplement. Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Trigger Jump Securities Work” in this document for an illustration of the risk-return profile of the securities and “Shopify Inc. Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

October 2026	Page 14

JPMorgan Chase Financial Company LLC

Trigger Jump Securities Based on the Performance of the Class A Subordinate Voting Shares of Shopify Inc. due May 1, 2028

Principal at Risk Securities

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•  Product supplement no. 3-I dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000121390026045198/ea0285802-20_424b2.pdf

•  Prospectus supplement and prospectus, each dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

October 2026	Page 15